    Dear Fellow Shareholders:  We’re pleased to report our third quarter results that reflect our focus on  execution as we work to transform the real estate transaction to deliver a  seamless, integrated experience for our customers.     We are making traction in evolving Zillow from the 1.0 category leader, where  people turn to “search and find” real estate data and connect with trusted  professionals, to Zillow 2.0, where we leverage our core business to help people  buy, sell, rent and borrow through advanced technology and streamlined  processes and services.      Our results demonstrate improved performance in our Premier Agent business,  great progress in our Homes segment, and effective cost discipline across  segments as we continue to lay the foundation for achieving our long-term  targets.    Q3 & Recent Highlights:    ● Total Q3 consolidated revenue more than doubled year over year to a  record $745.2 million, exceeding the high end of our outlook.  ● Traffic to Zillow Group mobile apps and websites reached an all-time high  with average monthly unique users up 5% to 195.6 million. Visits  exceeded 2.1 billion, up 11% year over year.  ● IMT segment revenue and Adjusted EBITDA both exceeded the high end  of our outlook, and IMT segment margin improved over Q3 2018,  reflecting focused cost control and continued operating leverage from  our scale and leadership.    ● Premier Agent revenue grew year over year and exceeded the high end  of outlook.   ● Homes segment revenue and Adjusted EBITDA both exceeded our  outlook.    ● Zillow Offers is now available in 21 markets, adding a record eight  markets in Q3. During the quarter, we sold 1,211 homes and purchased  2,291 homes, ending the quarter with 2,822 homes on our balance sheet.   ● We ended the quarter with a strong cash position following our  convertible debt offering in September, and we bolstered our operational  liquidity by closing an additional non-recourse credit facility in October.        2 | Q3.2019

Third Quarter 2019 Results

Consolidated Q3 revenue was $745.2 million, driven by continued growth in our Homes segment and improved performance in our Premier Agent business. GAAP net loss for the quarter was $64.6 million, or 9% of revenue, which was a sequential improvement over Q2. Consolidated Q3 Adjusted EBITDA exceeded the high end of our outlook at $15.8 million, or 2% of revenue[1], driven by increased operating leverage.

INTERNET, MEDIA & TECHNOLOGY SEGMENT RESULTS

Internet, Media & Technology ("IMT") segment revenue increased 7% year over year to $335.3 million in Q3, exceeding the high end of our outlook. The growth was fueled by Premier Agent retention trends that have normalized over the course of this year. IMT segment GAAP income before income taxes was $42.1 million, or 13% of segment revenue for Q3 2019, and IMT segment GAAP income before income taxes was $6.3 million, or 2% of segment revenue for Q3 2018, representing more than one thousand basis points of margin expansion.

IMT segment Adjusted EBITDA was $91.1 million, or 27% of segment revenue, marking nearly 320 basis points of margin improvement over Q3 2018. Focused cost management and increased operating leverage combined with solid Premier Agent revenue performance resulted in IMT segment Adjusted EBITDA approximately $10 million above the high end of our outlook range.

IMT segment GAAP income before income taxes was $43.8 million, or 5% of segment revenue for the nine months ended September 30, 2019, and IMT segment GAAP loss before income taxes was $0.2 million for the nine months ended September 30, 2018, or less than 1% of segment revenue, representing margin expansion of 460 basis points. The increase in IMT segment GAAP income before income taxes is not meaningful on a year over year percentage basis.

For the nine months ended September 30, 2019, we expanded IMT segment Adjusted EBITDA margin by 240 basis points and grew IMT segment Adjusted EBITDA by 19% year over year.

IMT Highlights

SEGMENT REVENUE:
$335.3 Million
7% YoY growth

SEGMENT INCOME BEFORE INCOME TAXES:
$42.1 Million

SEGMENT ADJUSTED EBITDA:
$91.1 Million

[1] Adjusted EBITDA and segment-level Adjusted EBITDA are non-GAAP financial measures; they are not calculated or presented in accordance with U.S. generally accepted accounting principles, or GAAP. Please see the below sections "Use of Non-GAAP Financial Measures" and "Adjusted EBITDA" for more information about our presentation of Adjusted EBITDA and segment-level Adjusted EBITDA, including a reconciliation to the most directly comparable GAAP financial measure, which is net loss on a consolidated basis and income or loss before income taxes for each segment, for the relevant period.

3 | Q3.2019 ZILLOW GROUP

    1  IMT segment Adjusted EBITDA is a non-GAAP financial measure; it is not calculated or presented in accordance with  GAAP. Please see the below sections “Use of Non-GAAP Financial Measures” and “Adjusted EBITDA” for more  information about our presentation of IMT segment Adjusted EBITDA, including a reconciliation to the most directly  comparable GAAP financial measure, which is loss before income taxes for the IMT segment, and a calculation of IMT  Segment Adjusted EBITDA Margin and year-over-year growth.  Premier Agent  Our Premier Agent business delivered solid results in Q3. Retention rose year  over year, and both customer and agent satisfaction has improved because of  the mechanisms we have put in place over the last year. Demand for leads  remained strong, contributing to $240.7 million in Premier Agent revenue, an  increase of 3% year over year. Excluding the impact of Flex test markets, Q3  Premier Agent revenue grew 5% year over year. This is reflected in the chart on  the next page, which presents a "same-store sales" view of Premier Agent  market-based pricing (“MBP”) monthly recurring revenue (“MRR”) year-over-year  growth as of the end of each quarter. This view adjusts for the markets that  have already transitioned or will transition to the Flex pricing model by the end  of 2019 and demonstrates the reacceleration of core “same-store” MBP MRR in  Q3. We expect that this favorable trend will continue in Q4.    4 | Q3.2019

    As a reminder, in Flex, an agent pays Zillow a “success fee” only after they close a  deal with a Zillow lead. With the transition of Phoenix and Atlanta in Q4,  combined with the four markets in Connecticut and Colorado that converted  earlier this year, we estimate these Flex tests represent approximately 5% of  total Premier Agent MRR as we exit 2019.    At this time, we do not have any additional markets scheduled for conversion to  Flex. While we believe the Flex pricing model can ultimately deliver better  experiences and results than our MBP lead-generation model because our  incentives are aligned with our agent partners to best serve our shared  customers and close more deals, we require more time to validate our financial  assumptions. Should we decide to roll out Flex to additional markets, we will be  transparent with our shareholders about the geographies we’re targeting, the  timelines for each, and the revenue trends we expect compared to our MBP  model based on the performance of our tests. Regardless of the Premier Agent  model, our primary success measures remain the same. We are focused on  customer satisfaction, revenue and profit yield per lead.  The health and strength of our Premier Agent business is foundational to the  success of Zillow 2.0. As we expand our services down the funnel to the  transaction level, we expect a large portion of our customers will continue to  prefer the assistance of a Zillow Premier Agent. By partnering with the most  productive, customer-service-focused agents, we believe we will deliver high  value to our customers, and to our shareholders.    Rentals  Rentals revenue grew 19% year over year to $44.4 million. We continue to  innovate and build tools that move us closer to the rental transaction and are  pleased with our continued execution within this marketplace.   Other Revenue  Other revenue, which includes new construction, display and other advertising  and business technology solutions for real estate professionals, grew 15% year  over year to $50.2 million.     5 | Q3.2019

HOMES SEGMENT RESULTS    We continue to see strong demand in our Homes segment. Our Zillow Offers  business allows consumers to explore simpler and easier alternatives to buy and  sell homes. Homes segment revenue in Q3 was $384.6 million, a 55% sequential  increase from Q2, exceeding the high end of our outlook. As a reminder of how  fast our Zillow Offers business has grown, in Q3 of last year we reported just  $11.0 million in Homes segment revenue.      During Q3, we purchased 2,291 homes, sold 1,211 homes and ended the  quarter with 2,822 homes on our balance sheet. More than 80,000 homeowners  requested an offer from Zillow in Q3. We continue to attract the vast majority of  our customers through our Zillow-owned and -earned channels, including  through our mobile apps and website, news articles, social media and word of  mouth.     Zillow Offers now operates in 21 markets nationally. Q3 was our most aggressive  quarter for market expansion to date, in which we opened eight new markets, or  roughly one every two weeks. In Q4, we plan to launch Zillow Offers in the Los  Angeles market, which is the second largest housing market in the U.S. with  about 2.5 million housing units. The service is already available in Riverside and  San Diego counties, and adding Los Angeles makes this new way of selling  available across a large portion of Southern California.            6 | Q3.2019

During Q3, Homes segment gross profit was $13.8 million, and average per home gross profit was $11.4 thousand[2]. Average return on homes sold before interest expense was within our expected range of plus or minus 200 basis points. We remain comfortable with this range for the time being, as our business is in the early stages of development. Once we achieve scale, however, we expect to deliver an average return on homes sold before interest expense of 400 to 500 basis points per home, and to achieve a Homes segment Adjusted EBITDA margin of 200 to 300 basis points. As a reminder, these estimates exclude expected additional earnings from adjacent business lines, such as mortgage origination.

While still very early, we are encouraged by the positive feedback from our Zillow Offers customers and the demand we're seeing for a more efficient, integrated transaction experience. Click the link to the right to see Tim's story of his recent move in which he took advantage of Zillow Offers, Zillow Home Loans and a Zillow Premier Agent.

Zillow Offers

Customer Success Story:

A retired marine turns to Zillow for a seamless online transaction:



Click here to see Tim's story[3]

Third Quarter 2019 Homes Unit Economics Exhibit

	Total	Average Per Home
Homes sold	1,211	
Homes revenue	$384,626,000	$317,610
Operating costs:		
Home acquisition costs*	347,844,000	287,237
Renovation costs*	15,449,000	12,757
Holding costs*, **	4,634,000	3,827
Selling costs	16,835,000	13,902
Total operating costs	384,762,000	317,723
Return on Homes Sold Before Interest Expense***	**(136,000)**	**(113)**
**Interest expense*, ** **	5,708,000	4,713
Return on Homes Sold After Interest Expense***	**($5,844,000)**	**($4,826)**

** Amount excludes expenses incurred during the period that are not related to homes sold during the period.*
*** Holding costs and interest expense include $1.8 million and $2.9 million, respectively, of costs incurred in prior quarters associated with homes sold in the third quarter of 2019.*
**** Average Return on Homes Sold After Interest Expense and Average Return on Homes Sold Before Interest Expense are non-GAAP financial measures; they are not calculated or presented in accordance with U.S. generally accepted accounting principles, or GAAP. Please see the below sections "Use of Non-GAAP Financial Measures" and "Non-GAAP Average Return on Homes Sold Before Interest Expense" for more information about our presentation of Average Return on Homes Sold After Interest Expense and Average Return on Homes Sold Before Interest Expense, including reconciliation to the most directly comparable GAAP financial measure, which is gross profit for the Homes segment and, on a per home basis, per home gross profit.*

---

[2] Gross profit for the Homes segment and, on a per home basis, per home gross profit, are the most directly comparable GAAP financial measures to our presentation of return on homes sold after interest expense and Average Return on Homes Sold After Interest Expense. Please see the below sections "Use of Non-GAAP Financial Measures" and "Non-GAAP Average Return on Homes Sold Before Interest Expense" for more information.
[3] https://www.zillowgroup.com/news/zillow-offers-seller-stories-black/

7 | Q3.2019

ZILLOW GROUP

MORTGAGES SEGMENT RESULTS    Mortgages revenue for the third quarter was $25.3 million, an increase of 37%  year over year, primarily driven by our October 2018 acquisition of Zillow Home  Loans (formerly Mortgage Lenders of America), exceeding our Q3 outlook.    During the quarter, we were pleased to welcome Rian Furey as President of  Zillow Home Loans and SVP of Mortgages, and Libby Cooper as Vice President of  Strategy and Operations. Rian brings 20 years of direct consumer lending  operations and capital markets experience to the role, and he and Libby have hit  the ground running as they establish Zillow Home Loans as the payments  platform for our customers.  Third Quarter 2019 Financial Details    OPERATING EXPENSE SUMMARY    Total operating expenses increased 125% year over year to $793.7 million. The  increase was primarily due to the rapid growth in activity associated with the  purchase and sale of homes in our Zillow Offers business. Cost trends in IMT  were favorable and reflected our focus on improving operating leverage and  streamlining operations. The increases in our Mortgages segment expenses year  over year were primarily driven by the inclusion of and continued build out of  our mortgage origination business that we acquired in October 2018.   The following table presents certain of our costs and expenses by segment for  the periods presented (in thousands, unaudited):  BALANCE SHEET & CASH FLOW SUMMARY    We ended the quarter with more than $2.3 billion in cash and short-term  investments, including the nearly $1.1 billion in net proceeds after deducting  fees and expenses payable by Zillow ($935.1 million after deducting the costs of  related capped call transactions) we raised through the successful completion of  our previously announced convertible debt offerings in September.  In October, we also secured an additional non-recourse revolving credit facility  with up to $500 million in borrowing capacity to support the expansion of our  Zillow Offers business, bringing our total asset-backed, non-recourse credit  facility capacity to $1.5 billion. These credit facilities provide us the ability to  finance up to 85% of the lesser of the aggregate acquisition cost or the  aggregate market value of a property, using each home as collateral. We now    8 | Q3.2019

have approximately $900 million in undrawn lines of credit, bringing our total maximum corporate liquidity to $3.3 billion. This provides us with strength on our balance sheet and strategic flexibility.

OUTLOOK

The following table presents our outlook for the periods presented (in millions, unaudited):

Zillow Group Outlook as of November 7, 2019

(in millions)	Three Months Ending December 31, 2019	Year Ending December 31, 2019
Revenue:		
IMT segment:		
Premier Agent	$225 to $229	$915 to $919
Total IMT segment revenue	$308 to $315	$1,265 to $1,272
Homes segment	$465 to $490	$1,227 to $1,252
Mortgages segment	$17 to $20	$97 to $100
Total revenue	$790 to $825	$2,589 to $2,624
Adjusted EBITDA*:		
IMT segment	$68 to $73	$284 to $289
Homes segment	($95) to ($85)	($254) to ($244)
Mortgages segment	($16) to ($13)	($31) to ($28)
Total Adjusted EBITDA	($43) to ($25)	($1) to $17
Weighted average shares outstanding — basic	207.0 to 209.0	205.5 to 207.5
Weighted average shares outstanding — diluted	212.0 to 214.0	210.0 to 212.0

** Zillow Group has not provided a quantitative reconciliation of forecasted GAAP net loss to forecasted total Adjusted EBITDA or of forecasted GAAP income (loss) before income taxes to forecasted segment Adjusted EBITDA within this communication because the company is unable, without making unreasonable efforts, to calculate certain reconciling items with confidence. These items include, but are not limited to: income taxes which are directly impacted by unpredictable fluctuations in the market price of the company's capital stock; depreciation and amortization expense from new acquisitions; impairments of assets; and acquisition-related costs. These items, which could materially affect the computation of forward-looking GAAP net loss and income (loss) before income taxes, are inherently uncertain and depend on various factors, many of which are outside of Zillow Group's control. For more information regarding the non-GAAP financial measure discussed in this communication, please see "Use of Non-GAAP Financial Measures" below.*

Internet, Media & Technology Segment

In Q4, we expect IMT revenue growth of 4% year over year at the midpoint of the outlook range and an Adjusted EBITDA margin of 23% at the midpoint. We have increased our outlook for full-year IMT revenue and Adjusted EBITDA by $8.5 million and $9.0 million, respectively, at the midpoint of the outlook range, due to our outperformance in Q3 and the continued, favorable trends we are seeing in agent retention and productivity thus far in Q4. In Q4, Premier Agent revenue is expected to be between $225 and $229 million, which is an increase of 3% year over year at the midpoint. And, full year Premier Agent revenue is raised

9 | Q3.2019

ZILLOW GROUP

and tightened to between $915 and $919 million, representing a 2% increase  year over year at the midpoint.     Homes Segment  In Q4, we expect Homes revenue to be between $465 and $490 million. This  forecast reflects the sequential uplift from new market openings (i.e., full-quarter  impact of the 8 new markets launched in Q3, and the partial quarter impact of  the one additional market we expect to launch in Q4), partially offset by seasonal  slowing in our home acquisition rate, consistent with seasonal market trends.     Mortgages Segment  In Q4, we expect Mortgages revenue to decrease year over year, as we annualize  the acquisition of Mortgage Lenders of America that closed on October 31, 2018  and continue to invest in our mortgage technology platform. Due to Q3’s  stronger than anticipated results, however, we now expect full-year revenue to  be at the high end of our previous guidance range and Adjusted EBITDA to be  above the high end of our previous guidance ranges.  HOUSING MARKET UPDATE    The typical U.S. home is worth $231,000, up nearly 5% from a year ago,  according to Zillow’s September housing market report. After years of  unsustainable, double-digit growth, the market appears to be entering a period  of stabilization, rather than a true slowdown.     While the rate of annual home value growth has slowed over the last year, the  rate remains well above the historic average in most major metros, fueled by  strong buyer demand and low mortgage rates. Inventory remains constrained.  Even accounting for seasonality, there are 6.4% fewer homes for sale than there  were at this time last year.     Mortgage rates continue to hover near record lows at around 3.7% for a 30-year  fixed-rate mortgage, keeping pressure on the lower end of the market.  Meanwhile, rent growth continues to be stable across the U.S., up 2.2%  nationally to $1,597.  SUMMARY    Consumer demand for a seamless, tech-enabled real estate transaction is  growing steadily, and we believe Zillow Group has many competitive advantages  to lead the market to Real Estate 2.0. This starts with our large and stable  Premier Agent business that is the foundation of our emerging businesses  fueled by a large audience, high brand awareness and trust, best-in-class data  intelligence and technology systems, strong industry partnerships and critical  operational expertise.      By moving further down funnel, our total addressable market has expanded  from $18 billion in real estate advertising4 to $1.8 trillion in real estate  4 Borrell Associates 2019; Total spent on online and offline residential real estate advertising.    10 | Q3.2019

transactions5 - and this excludes the numerous adjacent market opportunities  that surround every home transaction.     We remain energized by the opportunity in front of us to transform not only our  company, but our industry as well. This expedition will take years, not months, to  realize our full potential. With every quarter, we gain valuable experience that  enables us to refine our model, which we believe will drive improved margins  and returns over time and ultimately deliver l ong-term value for our customers,  partners, employees and shareholders.     We remain committed to providing you with clarity and insights as we progress  along this journey. As always, we appreciate you joining us. We have every  confidence it will be worth it.    Sincerely,      Rich Barton, Co-founder & CEO   Allen Parker, CFO      Conference Call and Webcast   Zillow Group Co-founder & CEO Rich Barton and CFO Allen Parker will host a live  conference call and webcast to discuss the results today at 2 p.m. Pacific Time (5  p.m. Eastern Time).   A link to the live webcast and recorded replay of the conference call will be  available on the investor relations section of Zillow Group’s website:  https://investors.zillowgroup.com/financials/quarterly-results/default.aspx. The  live call may also be accessed via phone (866) 270-1533 toll-free domestically  and at (412) 317-0797 internationally.   * * *    Zillow Group’s third quarter 2019 supplemental financial results tables are  available on the investor relations section of the Zillow Group website at  https://investors.zillowgroup.com/financials/quarterly-results/default.aspx. They  are also included as Exhibit 99.2 to its Current Report on Form 8-K as furnished  to the SEC on November 7, 2019, which is available on the investor relations  section of the Zillow Group website at  https://investors.zillowgroup.com/financials/sec-filings/default.aspx and the  SEC’s website at www.sec.gov.    Forward-Looking Statements  This communication contains forward-looking statements within the meaning of Section 27A of the  Securities  Act of 1933 and Section 21E of the Securities Exchange Act of 1934 which involve risks  and uncertainties, including, without limitation, statements regarding our long-term business and  financial  targets;  the  performance  of  the  Homes,  Mortgages,  and  IMT  segments  in  2019  and  5 Represents estimated aggregate transaction value of existing and new homes sold in 2019. US Census Bureau and  National Association of REALTORS ® 2019.    11 | Q3.2019

beyond;  the  current  and  future  health  and stability of the residential housing market, as well as  statements regarding our business outlook for 2019, strategic priorities, and operational plans for  2019  and  2020.  Statements  containing  words  such  as  “may,”  “believe,”  “anticipate,”  “expect,”  “intend,”  “plan,”  “project,”  “will,”  “projections,”  “continue,”  “estimate,”  “outlook,”  “guidance,”  or  similar expressions constitute forward-looking statements. Forward-looking statements are made  based  on  assumptions  as  of  November  7,  2019,  and  although  we  believe  the  expectations  reflected  in  the  forward-looking  statements  are  reasonable,  we  cannot  guarantee these results.  Differences  in  Zillow  Group’s  actual  results  from  those  described  in  these  forward-looking  statements may result from actions taken by Zillow Group, as well as from risks and uncertainties  beyond Zillow Group’s control. Factors that may contribute to such differences include, but are not  limited  to,  Zillow  Group’s  ability  to  execute  on  strategy;  Zillow  Group’s  ability  to  maintain  and  effectively  manage  an  adequate  rate  of  growth;  Zillow  Group’s  ability  to  innovate  and  provide  products and services that are attractive to its users and advertisers; Zillow Group’s investment of  resources  to  pursue  strategies  that  may  not  prove  effective;  Zillow  Group’s  ability  to  compete  successfully against existing or future competitors; the impact of the real estate industry on Zillow  Group’s business; the impact of pending legal proceedings described in Zillow Group’s filings with  the  Securities  and  Exchange  Commission,  or  SEC;  Zillow  Group’s  ability to successfully integrate  and  realize  the  benefits of its past or future strategic acquisitions or investments; Zillow Group’s  ability  to  maintain  or  establish  relationships  with  listings  and  data  providers;  the  reliable  performance  of  Zillow Group’s network infrastructure and content delivery processes; and Zillow  Group’s  ability  to  protect  its  intellectual  property.  The  foregoing list of risks and uncertainties is  illustrative  but  not  exhaustive.  For  more  information  about  potential  factors  that  could  affect  Zillow  Group’s  business  and financial results, please review the “Risk Factors” described in Zillow  Group’s Annual Report on Form 10-K for the year ended December 31, 2018 filed with the SEC and  in Zillow Group’s other filings with the SEC. Except as may be required by law, Zillow Group does  not  intend,  and  undertakes  no  duty,  to  update  this  information  to  reflect  future  events  or  circumstances.    Use of Non-GAAP Financial Measures  This communication includes references to Adjusted EBITDA (on both a consolidated basis and for  each segment, and including forecasted Adjusted EBITDA and EBITDA margin), average return on  homes  sold  before  interest  expense  and  Average Return on Homes Sold After Interest Expense,  which  are  non-GAAP  financial  measures  not  prepared  in  conformity  with  accounting  principles  generally  accepted  in  the  United  States  (“GAAP”).  These  non-GAAP  financial  measures  are  not  prepared under a comprehensive set of accounting rules and, therefore, should only be reviewed  alongside results reported under GAAP.      Adjusted EBITDA   To  provide  investors  with additional information regarding our financial results, this shareholder  letter includes references to Adjusted EBITDA (on both a consolidated basis and for each segment,  and  including  forecasted  Adjusted  EBITDA  and  EBITDA  margin),  which  is  a  non-GAAP  financial  measure.  We have provided a reconciliation of Adjusted EBITDA to the most directly comparable  GAAP financial measure, which is net loss on a consolidated basis and income (loss) before income  taxes for each segment, within this shareholder letter.    Adjusted  EBITDA  is  a  key  metric  used  by  our  management  and  board  of  directors  to  measure  operating performance and trends, and to prepare and approve our annual budget. The exclusion  of certain expenses in calculating Adjusted EBITDA facilitates operating performance comparisons  on a period-to-period basis.     Our use of Adjusted EBITDA has limitations as an analytical tool, and you should not consider it in  isolation  or  as  a  substitute  for  analysis  of  our  results  as  reported  under  GAAP.  Some  of  these  limitations are:   ● Adjusted EBITDA does not reflect our cash expenditures or future requirements for capital  expenditures or contractual commitments;   ● Adjusted  EBITDA  does  not  reflect  changes  in,  or  cash  requirements  for,  our  working  capital needs;   ● Adjusted  EBITDA  does  not  consider  the  potentially  dilutive  impact  of  share-based  compensation;     12 | Q3.2019

● Although  depreciation  and  amortization  are  non-cash  charges,  the  assets  being  depreciated  and  amortized may have to be replaced in the future, and Adjusted EBITDA  does not reflect cash capital expenditure requirements for such replacements or for new  capital expenditure requirements;   ● Adjusted EBITDA does not reflect acquisition-related costs;   ● Adjusted EBITDA does not reflect interest expense or other income;   ● Adjusted EBITDA does not reflect income taxes; and   ● Other  companies,  including  companies  in  our  own  industry,  may  calculate  Adjusted  EBITDA differently than we do, limiting its usefulness as a comparative measure.     Because  of  these  limitations,  you  should  consider  Adjusted  EBITDA  alongside  other  financial  performance  measures,  including  various  cash  flow  metrics,  net  loss  and  income  (loss)  before  income taxes and our other GAAP results. You should not consider Adjusted EBITDA in isolation or  as a substitute for analysis of our results as reported under GAAP.          13 | Q3.2019

The  following  table  presents  Adjusted  EBITDA  along  with  the  most  directly  comparable  GAAP  financial measure, which is net loss on a consolidated basis and income (loss) before income taxes  for each segment along with the calculation of Adjusted EBITDA margin and associated year over  year growth rates and the most directly comparable GAAP financial measure and related year over  growth  rates,  which  is  net  loss  margin on a consolidated basis and income (loss) before income  taxes margin for each segment, for the periods presented (in thousands, unaudited):      1  Other revenue primarily includes revenue generated by new construction and display, as well as revenue from the  sale of various other marketing and business products and services to real estate professionals.  2  IMT segment income before income taxes margin for the three months ended September 30, 2019 of 12.5% less the  comparable 2018 period margin of 2.0%, results in a 1,050 basis point IMT segment income before income taxes  margin expansion for the three months ended September 30, 2019. IMT segment Adjusted EBITDA margin for the  three months ended September 30, 2019 of 27.2% less the comparable 2018 period margin of 24.0%, results in a 320  basis point IMT segment Adjusted EBITDA margin expansion for the three months ended September 30, 2019. IMT  segment income before income taxes margin for the nine months ended September 30, 2019 of 4.6% less the  comparable 2018 period margin of 0.0%, results in a 460 basis point IMT segment income before income taxes  margin expansion for the nine months ended September 30, 2019. IMT segment Adjusted EBITDA margin for the nine  months ended September 30, 2019 of 22.6% less the comparable 2018 period margin of 20.2%, results in a 240 basis  point IMT segment Adjusted EBITDA margin expansion for the nine months ended September 30, 2019.            14 | Q3.2019

The following tables set forth a reconciliation of Adjusted EBITDA to the most directly comparable  GAAP financial measure, which is net loss on a consolidated basis and income (loss) before income  taxes for each segment, for each of the periods presented (in thousands, unaudited):                   15 | Q3.2019

  1 We use income (loss) before income taxes as our profitability measure in making operating decisions and assessing  the performance of our segments, therefore, net loss and income tax benefit are calculated and presented only on a  consolidated basis within our financial statements.  2  Certain  corporate items are not directly attributable to any of our segments, including interest income earned on  our short-term investments included in Other income and interest costs on our   convertible senior notes included in Interest expense.    Non-GAAP Average Return on Homes Sold After Interest Expense  To  provide  investors  with additional information regarding our Homes segment financial results,  this Exhibit includes a calculation of Average Return on Homes Sold After Interest Expense, which  is a non-GAAP financial measure. We have provided a reconciliation of Average Return on Homes  Sold  After  Interest  Expense  to  the  most  directly  comparable  GAAP  financial  measure,  which  is  average gross profit per home for the Homes segment.    We  believe  that  Average  Return  on  Homes  Sold  After  Interest  Expense  is  a  useful  financial  measure  to  investors  as  it  is  one  of  the  primary  measures  used  by  management  in  making  investment  decisions,  measuring  unit  level economics and evaluating operating performance for  the Zillow Offers business. The measure is intended to convey the unit level economics of homes  sold  during  the  period  by  presenting  the  average  revenue  and  associated  expenses  directly  attributed  to  the  homes  sold.  We  believe  this  average  per  unit  measure  facilitates  meaningful  period over period comparisons notwithstanding variability in the number of homes sold during a  period  and  indicates  ability  to  generate  average  returns  on  assets  sold  after  considering  home  purchase costs, renovation costs, holding costs and selling costs.     We calculate the average return on homes sold after interest expense as revenue associated with  homes sold during the period less direct costs attributable to those homes divided by the number  of homes sold during the period. Specifically, direct costs include, with respect to each home sold  during  the  period  (1)  home  acquisition  and renovation costs, which in turn include certain labor  costs  directly  associated  with  these  activities;  (2)  holding and selling costs; and (3) interest costs  incurred.     Included  in  direct  holding  and  interest  expense  amounts  for  the  periods presented are holding  and interest costs recorded as period expenses in prior periods associated with homes sold in the  current  period,  which  are  not  calculated  in  accordance  with,  or  as  an alternative for, GAAP and  should not be considered in isolation or as a substitute for results reported under GAAP. Excluded  from  certain  of  these  direct  cost  amounts  are  costs  recorded  in  the  current  period  related  to  homes that remain in inventory at the end of the period, as shown in the tables below. We make  these  period  adjustments  because  we  believe  presenting  Average  Return  on  Homes  Sold  After  Interest  Expense  in  this manner provides a focused view on a subset of our assets - homes sold  during  the  period  -  and  reflecting  costs  associated  with  those  homes  sold  from  the  time  we  acquire to the time we sell the home, which may be useful to investors.     Average Return on Homes Sold After Interest Expense is intended to illustrate the performance of  homes  sold  during  the  period  and  is  not  intended  to  be  a  segment  or  company  performance  metric.  Average  Return  on  Homes  Sold  After  Interest  Expense  is  a  supplemental  measure  of    16 | Q3.2019

operating  performance  for  a  subset  of  assets  and  has  limitations  as  an analytical tool, and you  should not consider it in isolation or as a substitute for analysis of our results as reported under  GAAP. Some of these limitations are:  ● Although  depreciation  and  amortization  are  non-cash  charges,  the  assets  being  depreciated and amortized may have to be replaced in the future, and Average Return on  Homes Sold After Interest Expense does not reflect capital expenditure requirements for  such replacements or for new capital expenditure requirements;  ● Average  Return  on  Homes Sold After Interest Expense does not consider the potentially  dilutive impact of share-based compensation;  ● Average Return on Homes Sold After Interest Expense does not include period costs that  were  not  eligible  for  inventory  capitalization associated with homes held in inventory at  the end of the period;  ● Average Return on Homes Sold After Interest Expense does not reflect indirect expenses  included in cost of revenue, sales and marketing, technology and development, or general  and administrative expenses, some of which are recurring cash expenditures necessary to  operate the business; and  ● Average Return on Homes Sold After Interest Expense does not reflect income taxes.    The  calculation  of  Average  Return  on  Homes  Sold  After  Interest  Expense  includes  only  those  expenses  directly  attributed  to  the  homes  sold  during  the period. To arrive at return on homes  sold  after  interest  expense,  the  Company  deducts from Homes segment gross profit (1) holding  costs  incurred  in the current period and prior periods for homes sold during the period that are  included in sales and marketing expense, (2) selling costs incurred in the current period for homes  sold during the period that are included in sales and marketing expense and (3) interest expense  incurred in the current and prior periods for homes sold during the period. The Company adds to  Homes  segment  gross  profit  (1)  inventory  valuation  adjustments  recorded  during  the  period  associated  with  homes  that  remain  in  inventory  at  period  end,  net  of  inventory  valuation  adjustments  recorded  in  prior  periods  related  to  homes sold in the current period, and indirect  expenses included in cost of revenue and (2) share-based compensation expense and depreciation  and amortization expense included in cost of revenue. The following table presents the calculation  of  Homes  segment  average  gross  profit  per  home  and  Average  Return  on  Homes  Sold  After  Interest  Expense  and  a  reconciliation  of  return  on  homes  sold  after interest expense to Homes  segment gross profit (unaudited):       Three Months Ended  September 30, 2019      Calculation of Average Gross Profit per Home    Homes segment revenue  $384,626,000  Homes segment cost of revenue  370,794,000  Homes segment gross profit  $13,830,000  Homes sold  1,211  Average gross profit per home  $11,420  Reconciliation of Non-GAAP Measure to Nearest GAAP Measure    Homes segment gross profit  $13,830,000  Holding costs included in sales and marketing1  (4,634,000)  Selling costs included in sales and marketing2  (16,835,000)  Interest expense3  (5,708,000)  Direct and indirect expenses included in cost of revenue4  7,153,000  Share-based compensation expense and depreciation and amortization  350,000  expense included in cost of revenue  Return on homes sold after interest expense  $(5,844,000)  Homes sold  1,211  Average return on homes sold after interest expense per home  $(4,826)    17 | Q3.2019

1  Amount represents holding costs incurred related to homes sold in the current period that were not eligible for  inventory capitalization and were therefore expensed as period costs in the current period and prior periods. These  costs primarily include homeowners association dues, property taxes, insurance, utilities, and cleaning and  maintenance costs incurred during the time a home is held for sale after the renovation period is complete. On a  GAAP basis, the Company incurred a total of $7.7 million of holding costs included in sales and marketing expense for  the period presented.  2  Amount represents selling costs incurred related to homes sold in the current period that were not eligible for  inventory capitalization and were therefore expensed as period costs in the current period. These costs primarily  include agent commissions paid upon the sale of a home.  3  Amount represents interest expense incurred related to homes sold in the current period that was not eligible for  inventory capitalization and was therefore expensed as a period cost in the current period and prior periods.  4  Amount includes inventory valuation adjustments recorded during the period associated with homes that remain in  inventory at period end, net of inventory valuation adjustments recorded in prior periods related to homes sold in the  current period, as well as corporate costs allocated to the Homes segment such as headcount expenses and  hosting-related costs related to the operation of our website.    Use of Operating Metrics   Zillow  Group  reviews  a  number  of  operating  metrics  to  evaluate  its  business,  measure  performance,  identify  trends,  formulate  business  plans,  and  make  strategic  decisions.  This  shareholder letter includes Premier Agent MBP Monthly Recurring Revenue Growth (excluding Flex  Markets)  and  the  percentage  of total Premier Agent monthly recurring revenue that is or will be  participating in Flex testing by the end of 2019. Zillow Group is using these operating metrics for  this  quarter  to  evaluate  and  provide  investors  with  insight  into  the  health  and  performance  of  Zillow Group’s Premier Agent market based pricing (“MBP”) product.      Zillow  Group  calculates  monthly  recurring revenue (“MRR”) by assessing the contractual monthly  budgeted  spend  of  each  relevant  advertiser  account,  as  of  the  date  of determination, as to the  revenue we expect to generate in the next monthly period for that account.  Our MRR calculation  assumes  that there will not be changes to pricing or purchase or cancellation of any products or  services that may be applicable to that account. MRR is calculated as of the end of each quarterly  period. MRR is not determined by reference to historical revenue, deferred revenue, or any other  GAAP financial measure over any period. It is forward-looking and contractually derived as of the  date of determination.     For  purposes  of  estimating  the  percentage  of  total  Premier  Agent  MRR  that  we  expect  will  be  testing  Flex  by  the  end  of  2019,  we use the total MRR for all Premier Agent and Premier Broker  accounts.    In  order  to  isolate  the  performance  of  MBP,  we  calculate  the  Premier  Agent  MBP  MRR Growth  metric  by  excluding  from  all  periods  presented  (i) ancillary and add-on products sold separately  from MBP, (ii) seller leads, and (iii) the impact of MBP MRR attributable to accounts in markets that  have or will transition to our Flex pricing model as of the end of 2019. The percentage growth rates  illustrate percentage change in MRR as of the end of a quarterly period compared to MRR for the  same period in the prior year.         18 | Q3.2019